Exhibit 10.7
July 12, 2005
[Name]
[Location]
RE:   Tophat Plan and IRC Section 409A
          As you may be aware, recent changes were made to the tax code that significantly impacted the design and operation of non-qualified deferred compensation plans, with a very broad definition of what qualifies as a “non-qualified deferred compensation plan.” These changes can have a draconian tax impact on the individual if the plans are not operated in compliance with the new rules, codified at Internal Revenue Code Section 409A.
          The Company’s Executive Retirement Plan, Deferred Compensation Plan and Tophat Plan are all non-qualified deferred compensation plans which must be brought into compliance with Section 409A. Accordingly, before the end of 2005, we must take certain actions to achieve compliance with Section 409A.
          One such action, approved by the Board of Directors on June 3, 2005, is the payout of the TDSP-related tophat benefits provided under the Tophat Plan for those participants who previously elected to receive such benefits at the termination of their employment. You are one of these participants. Thus, on or about August 31, 2005 you will be receiving a payment representing the value of your TDSP-related tophat benefit as of July 31, 2005, less applicable taxes and withholdings. The value of this account on March 31, 2005 was $[Balance]. As of 2006, these benefits will be paid out annually by March 15 of the next calendar year.
          As we have been experiencing over the last few years, many legislative and regulatory changes have significantly impacted how we operate our business and the benefits provided to all levels of employees. This is yet another example of these changes.
          If you have any questions about the new tax law or this payment, please contact Paula Ciprich or Sarah Mugel.

Very truly yours,

/s/ Philip C. Ackerman